UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                      June 8, 2002

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49663	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Sun Avenue, NE
Albuquerque, New Mexico 87109
(505) 821-3355
(Address and telephone number of Registrant)

Item 4.  Changes in Registrant's Certifying Accountant.

     On June 8, 2002, Sun Healthcare Group, Inc. (the "Company") dismissed Arthur Andersen LLP ("Andersen") as the Company's principal independent accountants. The Company's Board of Directors and Audit Committee authorized the dismissal of Andersen.

     Andersen's report on the Company's financial statements for the periods ended February 28, 2002, December 31, 2001 and December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for the year ended December 31, 2000 included three report modifications: (i) a matter of emphasis noting that the Company was the subject of Federal investigations, including allegations of inappropriate reimbursement for certain services, and other litigation, (ii) a change of the Company’s method of accounting for costs of start-up activities effective January 1, 1999, and (iii) uncertainty as to the Company’s ability to continue as a going concern. Andersen did not note the foregoing report modifications, or any other modifications, in its reports for periods ended December 31, 2001 or February 28, 2002.

     During the Company's two most recent fiscal years and the period from the end of the most recent fiscal year to the date of dismissal of Andersen, (i) there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement(s) in connection with its report and (ii) there were no "reportable events" as such term is defined in Item 304(a) (1) (v) of Regulation S-K, except that Andersen issued a material weakness letter to the Company in July 2000 based upon the results of Andersen’s audit of the Company’s financial statements for the year ended December 31, 1999. The letter identified three material weaknesses in the Company’s internal controls. The Company’s Audit Committee discussed the weaknesses with management and Andersen. The Company took actions so that the material weaknesses were corrected to Andersen’s satisfaction by March 2001. The Company has authorized Andersen to respond fully to any inquiries by the Company’s successor independent accountants regarding the material weaknesses.

     The Company provided Andersen with a copy of this Form 8-K prior to its filing with the Securities and Exchange Commission. Attached as Exhibit 16 is a copy of Andersen's letter to the Securities and Exchange Commission stating its agreement with the statements concerning Andersen.

     As of June 14, 2002, the Company had not engaged independent accountants to replace Andersen.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

	16	Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated June 14, 2002

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Kevin W. Pendergest
Name: Kevin W. Pendergest
Title: Chief Financial Officer

Dated:  June 14, 2002

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